Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1, of our report dated April 1, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Digital Ally, Inc. and subsidiaries (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which report appears in this Prospectus, which is part of this Registration Statement.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP
New York, NY
January 23, 2025